Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com

IEC ANNOUNCES SECOND QUARTER AND SIX MONTH FISCAL 2015 RESULTS

Newark, New York, May 11, 2015 - IEC Electronics Corp, (NYSE MKT: IEC) today announced results for the second quarter and six months ended March 27, 2015.

For the second quarter of fiscal year 2015, the Company recorded revenue of $32.9 million, a decline of 5.5% as compared to revenues of $34.8 million during the second quarter of the last fiscal year. Gross profit margin for the second quarter was 7.8%, down from 13.3% in the same quarter last year. The decline in gross profit margin is attributed to lower leverage of overhead at the Company’s Albuquerque and SCB operating locations, as well as approximately $0.7 million of additional stock based compensation attributed to the change of control that took place in February 2015, partially offset by better performance at IEC’s other operating locations. Selling and administrative expenses, excluding restatement and related expenses, increased to $6.7 million from $4.0 million primarily due to expenses related to the proxy contest and resulting change of control which totaled $3.1 million. Excluding these costs, selling and administrative expense decreased $0.3 million and represented 11.0% of sales in the second quarter of fiscal 2015, compared to 11.4% of sales in the same quarter last year. Net loss for the quarter was $5.5 million, or a loss of $0.55 per share, as compared to a net loss of $14.7 million, or a loss of $1.50 per share, in the same prior year period.

Revenues for the six months ended March 27, 2015 decreased 4.7% to $63.8 million as compared to revenues of $66.9 million in the same prior year period. Gross profit margin for the first six months of fiscal 2015 was 9.1%, down from 12.0% in the same prior year period. The decrease is due largely to the events described in the second quarter discussion as first quarter gross profit margin was flat year over year. Selling and administrative expenses, excluding restatement and related expenses, increased to $10.3 million compared to $7.7 million in the same period last year, primarily due to expenses related to the proxy contest and resulting change of control which totaled $3.3 million. Excluding these costs, selling and administrative expense decreased $0.7 million and represented 11.0% of sales compared to 11.6% of sales in the same period of the prior fiscal year. Net loss for the first six months of fiscal 2015 was $6.3 million, or a loss of $0.63 per share, as compared to a net loss of $16 million, or a loss of $1.64 per share, in the first six months of fiscal 2014.

Jeffrey T. Schlarbaum, President & CEO of IEC Electronics said, “Since my return to IEC three months ago, the team and I have begun implementing a strategy to stabilize the business, reestablish superior operational execution with a focus on driving exceptional levels of customer satisfaction, rehabilitate underperforming acquisitions and reestablish organic growth. The poor second quarter and six month financial results are a holdover from the previous strategy, and I am confident that our new strategy for IEC will drive improved future performance.”

Mr. Schlarbaum continued, “I have visited most of our key customers to ensure their confidence around how we can further service their needs going forward, while reaffirming my vision for returning the Company to profitability. These meetings confirmed to me that IEC has an outstanding blue chip customer base that benefits, and in many cases could benefit more, from our unique capabilities. Operationally, we are in the process of unifying a fairly decentralized organizational structure under one revitalized IEC brand. At our largest manufacturing facility in Newark, New York, we are realigning the organization to eliminate redundant overhead used to support a previous sector-focused manufacturing structure. Furthermore, we are closely assessing both Southern California Braiding and our Albuquerque facility, first and foremost to address underperformance, with the possibility of consolidating or divesting the operations if we believe that makes sense for the company and its shareholders. Finally, the business development strategy that helped produce significant growth while I was previously with the company is in the process of being restored.”

Mr. Schlarbaum concluded, “We are confident that as we implement our turnaround strategy, and improvements to the business take hold, we will be able to restore organic growth, strong margins and sustainable profitability over time.”

The Company is filing today with the Securities and Exchange Commission an amended annual report on Form 10-K/A including its restated financial statements for the fiscal year ended September 30, 2014 with restated financial statements for the quarters ended December 27, 2013, March 28, 2014 and June 27, 2014. The Company also is filing its forms 10-Q for the quarters ended December 26, 2014 and March 27, 2015. Today’s filings meet the time frame IEC outlined in its February 9, 2015 press release.

Conference Call:

IEC will host a conference call, today, Monday, May 11, 2015 at 10:00 a.m. Eastern Time, to discuss its financial results for the second quarter and six months ended March 27, 2015.

The conference call may be accessed in the U.S. and Canada by dialing toll-free (877) 407-9210. International callers may access the call by dialing (201) 689-8049.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing (877) 660-6853 and international callers may dial (201) 612-7415. Callers must enter conference i.d. number 13607309.

To access the live webcast, log onto the IEC website at http://www.iec-electronics.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About IEC Electronics

IEC Electronics is a provider of electronic manufacturing services ("EMS") to advanced technology companies that require mission-critical applications, primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom wire and cable harness assemblies, precision metal assemblies, and provides laboratories for advanced research and testing services. As a full service EMS provider, IEC holds all appropriate certifications for the market sectors it supports including ISO 9001:2008, AS9100C, ISO 13485, Nadcap and IPC QML.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Safe Harbor

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements.  These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events.  The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.
The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company's forward-looking statements: business conditions and growth or contraction in the Company's customers' industries, the electronic manufacturing services industry and the general economy; variability of the Company's operating results; the Company's ability to control its material, labor and other costs; the Company's dependence on a limited number of major customers; the potential consolidation of the Company's customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products; uncertainties as to availability and timing of governmental funding for the Company's customers; the types and mix of sales to the Company's customers; the Company's ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company's customers, the Company's industry and business generally; failure or breach of the Company's information technology systems; natural disasters; and other factors that the Company may not have currently identified or quantified.  Additional risks and uncertainties resulting from the restatement of the Company's financial statements included in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission ("SEC") on July 3, 2013 and in the Company's Form 10-Q/A filed on the same date are described in detail in the Company's Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 25, 2014 (the "2014 Form 10-K").  Any one or more of such risks and uncertainties could have a material adverse effect on the Company or the value of its common stock.  For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I including "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the 2014 Form 10-K and the Company’s subsequently filed SEC reports.
The Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise.  All forward looking statements are expressly qualified by these cautionary statements.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 27, 2015 and SEPTEMBER 30, 2014
(in thousands, except share and per share data)

	March 27, 2015	September 30, 2014
	(unaudited)	(restated)
ASSETS
Current assets:
Cash	$792	$1,980
Accounts receivable, net of allowance	20,790	22,347
Inventories, net	27,237	22,526
Deferred income taxes	—	—
Other current assets	4,048	3,597
Total current assets	52,867	50,450

Fixed assets, net	17,538	17,850
Intangible assets, net	2,265	2,392
Goodwill	2,005	2,005
Deferred income taxes	—	—
Other long term assets	52	299

Total assets	$74,727	$72,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$16,940	$2,908
Accounts payable	17,633	17,732
Accrued payroll and related expenses	2,481	3,203
Other accrued expenses	1,826	1,008
Customer deposits	3,200	1,553
Total current liabilities	42,080	26,404

Long-term debt	19,595	28,479
Other long-term liabilities	625	708
Total liabilities	62,300	55,591

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value: 500,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value: Authorized: 50,000,000 shares Issued: 11,235,303 and 11,146,571 shares, respectively Outstanding: 10,199,431 and 10,126,767 shares, respectively	112	111
Additional paid-in capital	45,729	44,302
Retained earnings/(accumulated deficit)	(31,885)	(25,554)
Treasury stock, at cost: 1,035,872 and 1,019,804 shares, respectively	(1,529)	(1,454)
Total stockholders' equity	12,427	17,405

Total liabilities and stockholders' equity	$74,727	$72,996

IEC ELECTRONICS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
THREE and SIX MONTHS ENDED MARCH 26, 2015 and MARCH 28, 2014
(unaudited; in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 27, 2015	March 28, 2014	March 27, 2015	March 28, 2014
		(restated)		(restated)
Net sales	$32,889	$34,805	$63,832	$66,942
Cost of sales	30,325	30,161	58,015	58,920
Gross profit	2,564	4,644	5,817	8,022

Selling and administrative expenses	6,705	3,952	10,308	7,744
Restatement and related expenses	730	1,258	640	2,414
Operating profit/(loss)	(4,871)	(566)	(5,131)	(2,136)

Interest and financing expense	665	492	1,200	852
Other expense/(income)	—	(1)	—	18
Income/(loss) before income taxes	(5,536)	(1,057)	(6,331)	(3,006)

Provision for/(benefit from) income taxes	—	13,657	—	13,040
Net income/(loss)	$(5,536)	$(14,714)	$(6,331)	$(16,046)

Net income/(loss) per common and common equivalent share:
Basic	$(0.55)	$(1.50)	$(0.63)	$(1.64)
Diluted	(0.55)	(1.50)	(0.63)	(1.64)

Weighted average number of common and common equivalent shares outstanding:
Basic	10,075,719	9,829,964	9,972,692	9,805,841
Diluted	10,075,719	9,829,964	9,972,692	9,805,841